Exhibit 5.1

ORRICK, HERRINGTON & SUTCLIFFE LLP THE ORRICK BUILDING 405 HOWARD STREET SAN FRANCISCO, CALIFORNIA 94105-2669 tel +1-415-773-5700 fax +1-415-773-5759 WWW.ORRICK.COM

August 19, 2014

TC PipeLines, LP
717 Texas Street, Suite 2400
Houston, Texas  77002

Re:                             TC PipeLines, LP

Registration Statement (File No. 333-196523)

Ladies and Gentlemen:

We have acted as special counsel to TC PipeLines, LP, a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-3 (File No. 333-196523) and Amendment No. 1 thereto (the “Registration Statement”), filed by the Partnership with the Securities and Exchange Commission for the purpose of registering the offer and sale under the Securities Act of 1933, as amended (the “Act”), by the Partnership of its common units from time to time having an aggregate offering price of up to $200,000,000 (the “Common Units”) as described in the Partnership’s Prospectus, dated July 11, 2014 (the “Prospectus”), which is a part of the Registration Statement, and its Prospectus Supplement, dated August 19, 2014 (the “Prospectus Supplement”).  The Common Units are being offered to the public in accordance with an Equity Distribution Agreement, dated August 19, 2014 (the “Equity Distribution Agreement”) by and between the Partnership and the several managers party thereto.

In arriving at the opinions expressed below, we have examined (i) the Registration Statement; (ii) the Prospectus; (iii) the Prospectus Supplement; (iv) the Certificate of Limited Partnership and the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended to date (the “Limited Partnership Agreement”); (v) the Certificate of Incorporation and the Bylaws of TC PipeLines GP, Inc., the general partner of the Partnership (the “General Partner”), as amended to date; (vi) certified copies of the resolutions adopted by the Board of Directors of the General Partner on May 29, 2014; and (vii) the originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials, officers and representatives of the Partnership and the General Partner and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all the documents supplied to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified, photostatic, faxed or conformed copies; and (iv) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.  In conducting our examination of documents executed by parties other than the Partnership, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

In connection with this opinion, we have assumed that all Common Units will be issued and sold in compliance with the manner stated in the Registration Statement, the Prospectus, the Prospectus Supplement and the Equity Distribution Agreement.

Based on and subject to the foregoing, and subject also to the limitations and other qualifications set forth below, we are of the opinion that:

1. The Common Units have been duly authorized for issuance and sale pursuant to the Equity Distribution Agreement; and when issued, delivered and paid for in accordance with the terms of the Registration Statement, the Prospectus, the Prospectus Supplement and the Equity Distribution Agreement, such Common Units will be validly issued.

2.  Under the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), the purchasers of the Common Units will have no obligation to make further payments for their purchase of Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership.

We express no opinion other than as to the federal laws of the United States of America, the DRULPA, applicable provisions of the Delaware Constitution and reported Delaware state judicial decisions interpreting the DRLUPA and the applicable provisions of the Delaware Constitution.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus and the Prospectus Supplement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP